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August 9, 1996

Mr. Joseph Vigliarolo
President
Xecom Corp.
69730 Highway 111, Suite 101
Rancho Mirage, CA 92270

Re:      Xecom Corp.
         Registration Statement on Form S-8

Dear Mr. Vigliarolo:

Xecom Cop., a Nevada corporation (the "Company"), proposes to issue under a Form S-8 Registration Statement (the "Registration Statement") up to 460,000 shares of Common Stock (the "Shares"), pursuant to an Agreement for Consulting Services (the "Agreement") which was approved pursuant to resolutions adopted by the Board of Directors of the Company.

In rendering the following opinion, we have examined and relied only upon the documents, certificates of officers of the Company as are specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

         1. Certificate of Incorporation of the Company, as amended to date;

         2.       By-Laws of the Company, as amended to date;

         3. Resolutions adopted by the Board of Directors of the Company authorizing the Agreement and the issuance of the Shares;

         4. The Registration Statement, together with all amendments thereto, exhibits filed in connection therewith and incorporated therein by reference and form of prospectus contained therein including all documents incorporated therein by reference; and


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         5.       The Agreement dated as of September 8, 1995.

We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

Based upon and subject to the foregoing, it is our opinion that the Shares subject to effectiveness of the Registration Statement and compliance with applicable Blue Sky laws, and subject to the proper execution and delivery of stock certificates evidencing the Shares when issued and delivered against payment therefor in accordance with the terms of the Option, and as set forth in the Registration Statement, will constitute legally issued, fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; to the filing of this opinion in connection with such filings of applications as may be necessary to register, qualify or establish eligibility for an exemption from registration or qualification of the Shares under the blue sky laws of any state or other jurisdiction although we express no opinion as to state securities laws herein; and to the reference to this Firm in the prospectus under the heading "Legal Opinion". In giving this consent, we do not admit that we are in the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth herein are based upon the federal laws of the United States of America, the laws of the State of California and the corporate laws of the State of Delaware all as now in effect. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. No opinions are being given with respect to State "Blue Sky" or securities laws or compliance with any antifraud provisions of the federal securities laws.

The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

Very truly yours,

/s/ William J. Hickey

William J. Hickey, Esq. for
Hickey, Klein & Schumacher

WJH:mp

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